Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 2,895 Registration Statement Nos. 333-221595; 333-221595-01 Dated November 26, 2019; Filed pursuant to Rule 433

3.5-Year SPX Enhanced Buffered Jump Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	S&P 500® Index (SPX)
Upside payment:	At least 16% of principal
Buffer amount:	15% of principal (85% maximum loss)[1]
Pricing date:	December 23, 2019
Valuation date:	June 23, 2023
Maturity date:	June 28, 2023
CUSIP:	61769HW35
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/ 000095010319015911/dp116379_fwp-ps2895.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Worst Performing Underlying	Return on Securities
+60%	+16%*
+50%	+16%*
+40%	+16%*
+30%	+16%*
+20%	+16%*
+10%	+16%*
0%	+16%*
-10%	+16%*
-15%	+16%*
-20%	-5%
-30%	-15%
-40%	-25%
-50%	-35%
-60%	-45%
-70%	-55%
*The graph and table assume an upside payment of 16%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not pay interest and provide for the minimum payment at maturity of only 15% of your principal.

•	The appreciation potential is fixed and limited.

•	You will not benefit from the fixed upside payment if the final index value is below the downside threshold value.

•	The market price of the securities may be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The estimated value of the securities is $951.90 per security, or within $22.50 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	The amount payable on the securities is not linked to the value of the index at any time other than the valuation date.

•	The securities will not be listed on any securities exchange and secondary trading may be limited.

•	Investing in the securities is not equivalent to investing in the index.

•	Adjustments to the index could adversely affect the value of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered Securities, and you should consult your tax adviser.